POOL CORPORATION ANNOUNCES DIRECTOR APPOINTMENT
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COVINGTON, LA. (October 13, 2022) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) appointed James “Jim” D. Hope to serve as a director upon recommendation of the Nominating and Corporate Governance Committee. The Board appointed him to serve effective October 10, 2022, until the 2023 annual meeting of shareholders, at which time he will stand for election by Pool Corporation's shareholders. With this appointment, the Board increased its size from ten to eleven members.

Mr. Hope is a seasoned financial executive with over 35 years of experience leading finance, operations and sales teams. He currently serves as the Chief Financial Officer at Performance Food Group, one of the largest food and food service distribution companies in North America. Prior to joining Performance Food Group, Mr. Hope spent 26 years in executive leadership roles at Sysco Corporation, most recently serving as Executive Vice President of Business Transformation.

John E. Stokely, Chairman of the Board, commented, “On behalf of the Board, I am pleased to welcome Jim to Pool Corporation. Jim's extensive and diverse background in financial management, strategic planning and driving business growth organically and through acquisitions makes him a valuable addition to our Board. We look forward to the new perspectives Jim brings as we work together to deliver exceptional returns for our shareholders.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 415 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com